DOLLAR GENERAL NAMES BERYL BULEY

DIVISION PRESIDENT OF MERCHANDISING, SUPPLY CHAIN

Stonie O’Briant to retire in October 2006

GOODLETTSVILLE, TENN. (November 28, 2005) –  Dollar General Corporation (NYSE: DG) today named Beryl Buley division president of merchandising and supply chain, effective December 1, 2005.

In this role, Buley will oversee Dollar General’s merchandising strategies, assuming the responsibilities of Stonie O’Briant who has announced his plans to retire from the company at the end of October, 2006. Buley will also head the company’s supply chain function and will report to CEO David Perdue.

In the interim, O’Briant will assist in the transition and will assume responsibilities for strategic initiatives for the company.

Buley has extensive experience across multiple functions at several leading retailers. Most recently, Buley was at Mervyn’s LLC, serving as the executive vice president of retail operations, overseeing store operations, distribution centers, visual merchandising and planning, asset protection, real estate and construction.  Prior to that, he was the executive vice president and general manager of retail operations for Sears, Roebuck and Company.  Prior to Sears, Buley served 15 years at Kohl’s Department Stores in a number of executive roles, including executive vice president of stores.

 “Beryl’s extensive retail experience and his seasoned insight will be valuable as we work toward future growth,” said David Perdue. “He brings his vast operations knowledge to two key areas of our business, and we are fortunate to have him follow Stonie’s exemplary leadership.

“Stonie was one of the founding architects of the current Dollar General model. He played a critical role in the last 15 years in this company’s successful growth and evolution.  Dollar General will miss his contributions, but we are happy he has agreed to stay through October of next year.”

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,821 neighborhood stores as of October 28, 2005. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices. For more information about Dollar General, go to www.dollargeneral.com.

###